Exhibit 99.1


                AVADO BRANDS WILL NOT MAKE INTEREST PAYMENTS ON
            9-3/4% SENIOR NOTES AND 11-3/4% SENIOR SUBORDINATED NOTES
                           WITHIN 30 DAY GRACE PERIODS

                        Discussions with Lenders Ongoing

     MADISON, GA., December 31, 2003 - Avado Brands, Inc. (OTC BB: AVDO.PK), parent company of Don Pablo's Mexican Kitchen and Hops Grillhouse & Brewery, today announced that it will not make either the December 1, 2003 interest payment on its 9-3/4% Senior Notes or the December 15, 2003 interest payment on its 11-3/4% Senior Subordinated Notes within the 30 day no-default grace periods for those payments, which will trigger an event of default under its secured credit facility and the indentures of both series of Notes.

     Avado Brands reported that it is in discussions with its lenders with the goal of reaching forbearance agreements as well as a joint approach to restructuring the Company's financial obligations.

     "We expect to finalize a forbearance agreement shortly with our secured lenders that will help Avado Brands to continue business as usual, including making payments to our vendors and business partners," said Avado Brands' chief financial officer Louis J. (Dusty) Profumo.

     Avado Brands has not yet filed its third quarter Form 10-Q for the period ended September 28, 2003 and anticipates that it will file its Form 10-Q on or before January 9, 2004. The Company, which had earlier announced that it expected to file its third quarter Form 10-Q on or before December 31, 2003, said that the Form 10-Q will be issued pending completion of the company's and the auditor's review of the first three quarters of 2003.

     Avado Brands has previously disclosed that it has suffered from recurring losses from operations, has an accumulated deficit and has failed to meet certain financial covenant requirements, thereby incurring an event of default under its secured credit facility which matures on March 24, 2004. These factors, outlined in detail in the Company's second quarter SEC Form 10-Q, have raised substantial doubt about the Company's ability to continue as a going concern. There can be no assurance that Avado Brands' financial obligations can be restructured.

     About Avado Brands

     Avado Brands owns and operates two proprietary brands comprised of 108 Don Pablo's Mexican Kitchens and 63 Hops Grillhouse & Breweries.

     Statements contained in the press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those anticipated. Factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the Company's prospects in general are described in Exhibit 99.1 to the Company's Form 10-Q for the fiscal quarter ended April 2, 2000 and the Company's other filings with the Securities and Exchange Commission.


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